Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

HNR ACQUISITION CORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Other	Units, each consisting of one share of common stock, $0.0001 par value and one redeemable warrant(2)	Rule 457(a) and/or (o)	8,625,000	$10.00	$ 86,250,000	0.0000927	$ 7,995.38
N/A	Equity	Shares of common stock included as part of the units(3)	Rule 457(g)	8,625,000	—	—	—	—(4)
N/A	Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)	8,625,000	—	—	—	—(4)
	Total Offering Amounts						$ 86,250,000
	Total Fees Previously Paid						$ 7,995.38(5)
	Total Fee Offsets						—
	Net Fee Due						—

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 1,125,000 units, consisting of 1,125,000 shares of common stock and 1,125,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.